Exhibit 1.02

MARVELL TECHNOLOGY GROUP LTD.

CONFLICT MINERALS REPORT

(For the reporting period from January 1, 2013 to December 31, 2013)

Introduction

This Conflict Minerals Report (this “Report”) of Marvell Technology Group Ltd. has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 (collectively, the “Rule”) for the reporting period January 1, 2013 to December 31, 2013.

The Rule requires disclosure of certain information when a registrant manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which are collectively referred to in this Report as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. For purposes of this Report, references to “Marvell,” “we,” “us,” “our” or the “Company” mean Marvell Technology Group Ltd. and its subsidiaries. As further described in this Report, the Company contracts to manufacture products for which certain Conflict Minerals are necessary to the functionality or production of those products.

Marvell and Its Products

We are a fabless semiconductor provider of high-performance, application-specific standard products. Our core strength is the development of complex system-on-a-chip (“SoC”) devices, leveraging our extensive portfolio of intellectual property in the areas of analog, mixed-signal, digital signal processing and embedded and stand-alone integrated circuits. We also develop platforms that we define as integrated hardware along with software that incorporates digital computing technologies designed and configured to provide an optimized computing solution.

Our current product portfolio principally addresses three broad end markets: mobile and wireless; storage; and networking.

Mobile and Wireless Products. We offer a broad range of products for the mobile and wireless end market, including: integrated communications and applications processors, thin modem devices, connectivity solutions and mobile computing products.

Storage Products. We offer a broad range of integrated data storage products that operate across all major technologies as well as storage system products for complex storage area network (“SAN”) solutions. Our storage products include: hard disk drive (“HDD”) controllers, solid-state drive (“SSD”) controllers, solid-state hybrid drive (“SSHD”) controllers and integrated SoCs for SAN solutions.

Networking Products. We offer several families of products supporting the build-out of new network architectures for residential, enterprise and service provider networks. These products include a variety of platform and SoC solutions as well as switches, transceivers and other connectivity products.

Other Products. We also offer SoC products that power laser and ink jet printers and multi-function peripherals as well as our smart home product portfolio, including SoCs and other products designed to enable the next generation of connected consumer platforms.

Products Covered by this Report. All of the products contracted by the Company to be manufactured, and for which the manufacture was completed during calendar year 2013, consisted of integrated circuits or products incorporating integrated circuits, which contain small amounts of gold, tantalum, tin and tungsten. These Conflict Minerals are necessary to the functionality or production of each of our integrated circuit products and components.

Manufacturing and Supply Chain

We employ a “fabless” model for the manufacture, assembly and testing of our integrated circuits. We do not own or operate our own foundries or manufacturing facilities. We outsource our integrated circuit manufacturing to third party foundries, primarily in Asia. We also outsource all product assembly, packaging and testing of our products to several assembly and test subcontractors in Asia.

As a result of our fabless model, our supply chain is complex. Our semiconductor products typically contain many parts obtained from a global network of direct suppliers. Furthermore, our downstream position in the supply chain results in multiple tiers of suppliers between us and the ultimate sources of the raw materials used in the manufacture of our integrated circuit products and our other products that incorporate integrated circuits. Raw materials purchased by our direct and indirect suppliers contain minerals, including gold, tantalum, tin and tungsten obtained from smelters and other processing facilities that, in turn, source those minerals from various countries. Because we do not purchase materials directly from any of these processing facilities, we have relied on our direct suppliers, and on information available from industry sources, for purposes of this Report.

Reasonable Country of Origin Inquiry

Beginning in March 2013, we conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in, or in connection with the production of, the integrated circuits comprising or incorporated into the Company’s products. The RCOI was reasonably designed to determine whether any of such Conflict Minerals may have originated in the Covered Countries or may have come from recycled or scrap sources. In the RCOI, we requested our direct suppliers to provide supply chain information, based on the Electronics Industry Citizenship Coalition (“EICC”) – Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “CMRT”).

Due to the complexity of our supply chain, we developed a risk-based approach that focused on our most significant suppliers. We furnished the CMRT to direct suppliers, consisting of foundries, assembly houses and module manufacturers, which we determined accounted for approximately 98% of our applicable manufacturing supplier expenditures during calendar year 2013. We achieved a 100% response from these direct suppliers, including lists that identified smelters in their supply chains. According to the responses we received:

•	Two of our direct suppliers reported that some or all of their necessary Conflict Minerals may have been sourced from Covered Countries; and

•	Seven of our direct suppliers reported that the source of some or all of their necessary Conflict Minerals was unknown.

Based on our RCOI, we had reason to believe that some of the necessary Conflict Minerals used in, or in connection with the production of, our products may have originated in one or more of the Covered Countries.

Due Diligence Design

On the basis of the findings in our RCOI, we conducted a broader due diligence investigation regarding the source and chain of custody of the Conflict Minerals. There is significant overlap between our RCOI and due diligence processes, and the due diligence measures that we put in place are an extension of the CMRT-based RCOI process. These due diligence measures have been designed to conform, in all material respects, to the framework specified in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as the OECD Guidance pertains to companies in the position of “downstream” purchasers in the minerals supply chain. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas.

Due Diligence Performed

Step 1: Establish Strong Company Management Systems.

The first step in the OECD framework is to establish strong internal systems, including record-keeping and chain of custody tracking and/or traceability systems. To implement Step 1, we have taken the following actions:

•	In January 2013, we adopted Marvell’s Policy Statement on Conflict Minerals (the “Policy Statement”), confirming that Marvell does not support the use of Conflict Minerals that are illegally mined, transported or traded to fund human rights violations, social unrest, political repression or conflict or metal derived from such Conflict Minerals. The Policy Statement has been posted on our website at www.marvell.com under the heading “Investor Relations - Corporate Governance and Social Responsibility.”

•	In October 2013, we adopted a broader Supplier Code of Conduct that, among other things, requires our suppliers to comply with the Policy Statement as well as with the Marvell Code of Ethics and the EICC Code of Conduct. The Supplier Code of Conduct is also posted on our website under the heading “Investor Relations - Corporate Governance and Social Responsibility.”

•	We established a cross-functional Conflict Minerals Working Group under the direction of the Corporate Social Responsibility section of our Legal Department and oversight by our Executive Corporate Social Responsibility Committee (the “Executive CSR Committee”). The Executive CSR Committee includes the heads of our Facilities, Finance, Human Resources, Internal Audit, Legal and Operations Departments. The Conflict Minerals Working Group, comprised of subject matter experts from the Quality Systems group within our Operations organization as well as our Legal and Finance Departments, reports its activities to the Executive CSR Committee at regularly-scheduled meetings, and the Executive CSR Committee reports periodically to the Audit Committee of our Board of Directors. Our Internal Audit Department conducts a readiness assessment by performing review procedures to ensure the RCOI and due diligence protocols are designed adequately and operating effectively.

•	We implemented a multi-layer approach to convey our supplier responsibility expectations and our support of “conflict-free” supply chains to our direct suppliers through communications at various stages of our procurement process. We provided our Supplier Code of Conduct to all of our direct suppliers and requested that they execute and return a Certificate of Compliance. We also updated Marvell’s Product and Manufacturing Specifications, reinforcing our supplier and product responsibility expectations through our supplier and subcontractor management procedures. As we renew supplier relationships, we convey our supplier responsibility expectations, and as we enter into new supplier relationships, we confirm conformance to our supplier responsibility expectations as a part of our vendor approval process.

•	We used the CMRT to establish a system of controls over our supply chain and identify processing facilities that serve as sources of supply of Conflict Minerals to our direct suppliers. We put in place a data retention policy to keep relevant documents on record for appropriate time periods.

•	We maintain our Marvell Concern Line, managed by an independent firm, which is available to our employees and the general public to enable them to anonymously ask questions regarding compliance and ethical issues and to report illegal and unethical activities, including general inquiries and grievances regarding our Conflict Minerals program and practices. Access to the Marvell Concern Line has been specifically communicated to our direct suppliers as a part of our Supplier Code of Conduct.

Step 2: Identify and Assess Risk in the Supply Chain.

The second step in the OECD framework requires an assessment of conflict-related risks in the supply chain. To implement Step 2, we have taken the following actions:

•    In order to improve the accuracy and completeness of our data collection, we followed up with our applicable direct suppliers between May 2013 and April 2014 to obtain additional information regarding their Conflict Minerals policies, due diligence practices and supply chains, including the location of the mines from which their Conflict Minerals originate. We employed a risk-based approach in which we compared our vendor list, used in connection with the RCOI, to vendor payment data. As a result of further analysis, we added five direct suppliers to the original list. We determined that these suppliers accounted for approximately 100% of our applicable manufacturing supplier expenditures during calendar year 2013.

•    We received responses from 100% of the applicable direct suppliers we contacted, and used our suppliers’ responses to begin to identify smelters and processing facilities and to determine mine and country of origin data.

•    We became members of the EICC and the EICC and GeSI Conflict-Free Sourcing Initiative working groups. As a member of the Conflict-Free Sourcing Initiative (“CFSI”), Marvell participates in the activities of the CFSI, a leading industry program that helps manage risk by improving supply chain transparency on Conflict Minerals. Marvell participates in CFSI’s Due Diligence Sub-Team and Smelter Identification Working Groups and utilizes CFSI RCOI data to improve our efforts to determine the mine or location of origin of our suppliers’ smelters. Marvell also participates in a Conflict Minerals working group comprised of representatives of approximately 17 Silicon Valley-based technology companies.

•    We cross-checked information received from our suppliers with data available from these industry organizations and additional information obtained from our customers and our own internet research to identify and assemble information regarding smelters and processing facilities in our supply chain and to determine whether such facilities are compliant with the Conflict Free Sourcing Program (the “CFSP”) developed by the CFSI.

•    In March 2014, we began a smelter outreach program in which we are directly contacting smelters and processing facilities in our supply chain to provide them with our Policy Statement, verify information regarding their Conflict Minerals policies and practices and the countries of origin of the Conflict Minerals they process and confirm that their facilities are CFSP-compliant or equivalent and to directly encourage the smelters and processing facilities to obtain a “conflict-free” designation from an independent, third party audit program.

Step 3: Design and Implement a Strategy to Respond to Identified Risks.

The third step in the OECD framework is the development of a strategy to mitigate and regularly monitor risks in the supply chain. To implement Step 3, we have taken, and intend to take, the following actions as they relate to our position as a “downstream” purchaser in the minerals supply chain:

•    We have developed procedures for sending supply chain inquiries to our suppliers on a bi-annual basis, reviewing their responses, consolidating the information in a central database and following up with the suppliers to address any incomplete or inconsistent responses.

•    We will continue to reinforce our expectations for our suppliers, including their compliance with the Supplier Code of Conduct and the other policies incorporated therein, at various stages of our procurement process.

•	We will continue and expand our smelter outreach program to obtain information and confirmatory data directly from the smelters and processing facilities in our supply chain.

•	We will continue to participate in EICC, CFSI and other industry-sponsored programs and events.

•	The Conflict Minerals Working Group will continue to report information on the sources and chain of custody of Conflict Minerals used in our products to our Executive CSR Committee and the Audit Committee of our Board of Directors.

•	We will encourage our suppliers to conduct investigations of any smelters that we identify as high-risk and work with our suppliers to address compliance issues and, where unsuccessful, to transition their processing to CFSP-compliant smelters.

•	We will take appropriate action, including the discontinuation of supplier relationships, when we determine that our suppliers are not adhering to our Policy Statement or our Supplier Code of Conduct.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence.

The fourth step in the OECD framework is to obtain audits of due diligence practices employed by smelters and refiners supplying minerals from conflict-affected and high-risk areas. Because we do not source Conflict Minerals directly from smelters or other processing facilities, we rely on third parties, including the CFSP, to coordinate and conduct third-party audits of these facilities. We rely upon the published results of these third-party audits to validate the responsible sourcing practices of the smelters and other processing facilities in our supply chain.

Step 5: Report on Supply Chain Due Diligence.

The fifth step in the OECD framework requires companies to publicly report on their supply chain due diligence policies and practices. To implement Step 5, we intend to take the following actions:

•	We will file an annual report with the Securities and Exchange Commission (the “SEC”) on Form SD, together with a Conflict Minerals Report, as required by the Rule.

•	We will make all such SEC reports available on our website.

•	We will refer to our Conflict Minerals program, as appropriate, in other reports that we file with the SEC.

•	We intend to periodically publish a Corporate Social Responsibility Report which will address, among other things, our ongoing efforts to secure a “conflict-free” supply chain.

Conflict Minerals Processing Facilities

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described above, we have provided information regarding smelters and processing facilities that process Conflict Minerals used in our products on Appendix A to this Report. Because some of our direct suppliers provided supply chain information on a company level rather than on a product level, this list may include facilities that did not actually process Conflict Minerals used in our products.

Country of Origin of Conflict Minerals

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described above, some of the Conflict Minerals necessary to the functionality or production of our products may have originated from mines located in the Covered Countries. As shown on Appendix A, we determined during our due diligence that many of the smelters providing minerals to our direct suppliers, which may have originated from mines located in the Covered Countries, are CFSP-compliant, progressing toward such compliance, or actively engaged in the CFSP compliance process. For the CFSP “known smelters” whose status is unknown, we have not received information indicating any instances in which our sourcing of necessary Conflict Minerals benefitted armed groups in any of the Covered Countries.

Efforts to Determine Mine or Location of Origin

As a downstream company, the primary focus of our due diligence on the source and chain of custody of the Conflict Minerals in our supply chain was on the collection and assessment of the CMRT data from our direct suppliers that accounted for approximately 100% of our applicable manufacturing supplier expenditures during calendar year 2013. As described above, we supplemented that data using data available from the CFSI and additional information obtained from our customers and our own internet research. We were unable to ascertain the country of origin and/or chain of custody of all necessary Conflict Minerals processed by the facilities that contributed to our products because certain smelters had not yet received a “conflict free” designation from an independent third party audit program or they did not respond to our requests for country of origin or chain of custody data. We believe this process represented a reasonable effort to determine the mines or locations of origin of the Conflict Minerals in our supply chain.

Determination of DRC Conflict Undeterminable Status

Based on the information obtained to date pursuant to our due diligence process, we do not have sufficient information to determine whether or not each of our products qualifies as “DRC conflict free,” as defined in the Rule. Accordingly, we have determined that each of our products is “DRC conflict undeterminable,” as defined in the Rule.

Continuous Improvement and Steps to Mitigate Risk

The Company will continue to engage in the activities described in this report and plans to take the following steps, among others, to improve its due diligence process and to further mitigate the risk that the Conflict Minerals necessary to the functionality or production of our products benefit armed groups in the Covered Countries:

•	We will continue to analyze our risk-based approach, comparing our updated vendor list to updated vendor payment data.

•	We will continue to engage with our direct suppliers, and the smelters and processing facilities from which our suppliers source Conflict Minerals, to obtain current, accurate and complete information regarding our supply chain, including CFSI “known smelters” listed on the CMRT Standard Smelter List, and the location of the mines from which the Conflict Minerals originate.

•	We will continue to encourage our direct suppliers to adhere to our Supplier Code of Conduct and our Policy Statement and to have our suppliers encourage their smelters to obtain a “conflict-free” designation from an independent, third-party audit program.

•	Through our smelter outreach program, we will continue to directly encourage the smelters and processing facilities from which our suppliers source Conflict Minerals to obtain a “conflict free” designation from an independent, third party audit program and share relevant Conflict Minerals documents and policies, including our Policy Statement and the availability of the Marvell Concern Line.

•	We will advise any of our direct suppliers found to be sourcing from smelters that are not certified as “conflict-free,” to establish an alternative source of Conflict Minerals.

•	We will continue to engage in EICC, CSFI and other industry initiatives promoting “conflict-free” supply chains.

*    *    *    *

Forward-looking Statements

This Report contains forward-looking statements regarding our Conflicts Minerals program and future efforts that we intend to take to mitigate and monitor risks in our supply chain, including the risk that Conflict Minerals necessary to the functionality or production of our products may benefit armed groups in the Covered Countries. Statements that refer to our intentions or expectations or that otherwise describe future plans or actions are forward-looking statements. Actual future events could differ materially from those described in these forward-looking statements as a result of a number of factors, including risks that: information reported to us by our direct suppliers, smelters or industry organizations may be incomplete or inaccurate; legal requirements related to Conflict Minerals compliance or reporting may be changed as a result of future legislative, judicial or administrative action; or best practices with regard to Conflict Minerals compliance or reporting may evolve over time. These forward-looking statements also are subject to the risks to our business described in our other reports filed with the Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. Except to the extent required by law, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that may take place or arise after the date of this Report.

Appendix A

Conflict Minerals Processing Facilities

I.	Processing Facilities as of May 1, 2014

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described in this Report, the following is a list of CFSI “known smelters” listed on the CMRT Standard Smelter List (http://www.conflictfreesourcing.org/conflict-minerals-reporting-template, which may be updated from time to time) that are used by our direct suppliers and have been identified by the CFSI as:

1.	Compliant with the Conflict-Free Smelter Program (CFSP) assessment and audit protocol by providing sufficient documentation to demonstrate with reasonable confidence that the Conflict Minerals they processed originated from conflict-free sources and have not benefitted armed groups; or

2.	Progressing toward CFSP compliance by agreeing to complete a CFSP compliance audit conducted by an independent third party auditor; or

3.	CFSP Active by submitting a signed agreement to engage in an audit; or

4.	Appearing on the CMRT Standard Smelter List but whose CFSP status is unknown.

This list does not include processing facilities that have not been identified as “known smelters” by the CFSI.

Processing Facility	CFSP Status

Allgemeine Gold- und Silberscheideanstalt A.G.	Compliant
AngloGold Ashanti Mineração Ltda	Compliant
Argor-Heraeus SA	Compliant
Asahi Pretec Corporation	Compliant
CCR Refinery – Glencore Canada Corporation	Compliant
Dowa	Compliant
ECO-SYSTEM RECYCLING CO., LTD.	Compliant
Heimerle + Meule GmbH	Compliant
Heraeus Ltd Hong Kong	Compliant
Heraeus Precious Metals GmbH & Co. KG	Compliant
Ishifuku Metal Industry Co., Ltd.	Compliant
Istanbul Gold Refinery	Compliant
Johnson Matthey Inc	Compliant
Johnson Matthey Limited	Compliant
JX Nippon Mining & Metals Co., Ltd	Compliant
Kennecott Utah Copper	Compliant
Kojima Chemicals Co. Ltd	Compliant
LS-Nikko Copper Inc	Compliant
Materion	Compliant
Matsuda Sangyo Co. Ltd	Compliant

Processing Facility	CFSP Status

Metalor Technologies (Hong Kong) Ltd	Compliant
Metalor Technologies SA	Compliant
Metalor USA Refining Corporation	Compliant
Mitsubishi Materials Corporation	Compliant
Mitsui Mining and Smelting Co., Ltd.	Compliant
Nihon Material Co. LTD	Compliant
Ohio Precious Metals LLC.	Compliant
PAMP SA	Compliant
Royal Canadian Mint	Compliant
SEMPSA Joyeria Plateria SA	Compliant
Solar Applied Materials Technology Corp.	Compliant
Sumitomo Metal Mining Co. Ltd.	Compliant
Tanaka Kikinzoku Kogyo K.K.	Compliant
Tokuriki Honten Co. Ltd	Compliant
Umicore SA Business Unit Precious Metals Refining	Compliant
United Precious Metal Refining, Inc.	Compliant
Valcambi SA	Compliant
Western Australian Mint trading as The Perth Mint	Compliant
RFH Tantalum Smeltry Co., Ltd	Compliant
Global Advanced Metals	Compliant
Conghua Tantalum and Niobium Smeltry	Compliant
Duoluoshan	Compliant
Exotech Inc.	Compliant
F&X Electro-Materials Ltd.	Compliant
H.C. Starck Group	Compliant
Hi-Temp	Compliant
JiuJiang JinXin Nonferrous Metals Co. Ltd.	Compliant
Jiujiang Tanbre Co., Ltd.	Compliant
KEMET Blue Powder	Compliant
Metallurgical Products India (Pvt.) Ltd.	Compliant
Mitsui Mining & Smelting	Compliant
Ningxia Orient Tantalum Industry Co., Ltd.	Compliant
Plansee	Compliant
Solikamsk Metal Works	Compliant
Taki Chemicals	Compliant
Tantalite Resources	Compliant
Telex	Compliant
Ulba	Compliant
Zhuzhou Cement Carbide	Compliant
Alpha	Compliant

Processing Facility	CFSP Status

Gejiu Non-Ferrous Metal Processing Co. Ltd.	Compliant
Malaysia Smelting Corporation (MSC)	Compliant
Mineração Taboca S.A.	Compliant
Minsur	Compliant
Mitsubishi Materials Corporation	Compliant
OMSA	Compliant
PT Bukit Timah	Compliant
PT Tambang Timah	Compliant
PT Timah	Compliant
Thaisarco	Compliant
White Solder Metalurgia e Mineração Ltda.	Compliant
Yunnan Tin Company, Ltd.	Compliant
Fujian Jinxin Tungsten Co., Ltd.	Progressing Toward Compliance
Global Tungsten & Powders Corp	Progressing Toward Compliance
HC Starck GmbH	Progressing Toward Compliance
Kennametal Inc.	Progressing Toward Compliance
Tejing (Vietnam) Tungsten Co., Ltd.	Progressing Toward Compliance
Wolfram Bergbau und Hütten AG	Progressing Toward Compliance
Wolfram Company CJSC	Progressing Toward Compliance
Ganzhou Grand Sea W & Mo Group Co., Ltd.	Progressing Toward Compliance, Active
Xiamen Tungsten Co., Ltd.	Progressing Toward Compliance, Active
Ganzhou Huaxing Tungsten Products Co., Ltd.	Active
Guangdong Xianglu Tungsten Industry Co., Ltd.	Active
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Active
Aida Chemical Industries Co. Ltd.	Unknown
Almalyk Mining and Metallurgical Complex (AMMC)	Unknown
Asaka Riken Co Ltd	Unknown
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Unknown
Aurubis AG	Unknown
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Unknown
Boliden AB	Unknown
Caridad	Unknown
Cendres & Métaux SA	Unknown
Chimet SpA	Unknown
China’s Shangdong Gold Mining Co., Ltd	Unknown
Chugai Mining	Unknown
Daejin Indus Co. Ltd	Unknown
DaeryongENC	Unknown
Do Sung Corporation	Unknown

Processing Facility	CFSP Status

FSE Novosibirsk Refinery	Unknown
Hwasung CJ Co. Ltd	Unknown
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Unknown
Japan Mint	Unknown
Jiangxi Copper Company Limited	Unknown
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Unknown
JSC Uralectromed	Unknown
Kazzinc Ltd	Unknown
Korea Metal Co. Ltd	Unknown
Kyrgyzaltyn JSC	Unknown
L’ azurde Company For Jewelry	Unknown
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Unknown
Met-Mex Peñoles, S.A.	Unknown
Moscow Special Alloys Processing Plant	Unknown
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Unknown
Navoi Mining and Metallurgical Combinat	Unknown
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Unknown
OJSC Kolyma Refinery	Unknown
Prioksky Plant of Non-Ferrous Metals	Unknown
PT Aneka Tambang (Persero) Tbk	Unknown
PX Précinox SA	Unknown
Rand Refinery (Pty) Ltd	Unknown
Sabin Metal Corp.	Unknown
SAMWON METALS Corp.	Unknown
Schone Edelmetaal	Unknown
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown
So Accurate Group, Inc.	Unknown
SOE Shyolkovsky Factory of Secondary Precious Metals	Unknown
The Great Wall Gold and Silver Refinery of China	Unknown
The Refinery of Shandong Gold Mining Co. Ltd	Unknown
TongLing Nonferrous Metals Group Holdings Co;Ltd	Unknown
Torecom	Unknown
Umicore Brasil Ltda	Unknown
YAMAMOTO PRECIOUS METAL CO., LTD.	Unknown
Yokohama Metal Co Ltd	Unknown
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Unknown
Zijin Mining Group Co. Ltd	Unknown
King-Tan Tantalum Industry Ltd	Unknown
CNMC (Guangxi) PGMA Co. Ltd.	Unknown

Processing Facility	CFSP Status

Cooper Santa	Unknown
CV Prima Timah Utama	Unknown
CV Serumpun Sebalai	Unknown
CV United Smelting	Unknown
EM Vinto	Unknown
Fenix Metals	Unknown
Gejiu Zi-Li	Unknown
Huichang Jinshunda Tin Co. Ltd	Unknown
Jiangxi Nanshan	Unknown
Kai Unita Trade Limited Liability Company	Unknown
Linwu Xianggui Smelter Co	Unknown
Liuzhou China Tin	Unknown
Metallo Chimique	Unknown
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Novosibirsk Integrated Tin Works	Unknown
PT Artha Cipta Langgeng	Unknown
PT Babel Inti Perkasa	Unknown
PT Bangka Putra Karya	Unknown
PT Belitung Industri Sejahtera	Unknown
PT DS Jaya Abadi	Unknown
PT Eunindo Usaha Mandiri	Unknown
PT Mitra Stania Prima	Unknown
PT REFINED BANGKA TIN	Unknown
PT Sariwiguna Binasentosa	Unknown
PT Stanindo Inti Perkasa	Unknown
PT Tinindo Inter Nusa	Unknown
Rui Da Hung	Unknown
Soft Metais, Ltda.	Unknown
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Unknown
A.L.M.T. Corp.	Unknown
Kennametal Huntsville	Unknown
Chongyi Zhangyuan Tungsten Co Ltd	Unknown
Dayu Weiliang Tungsten Co., Ltd.	Unknown
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Unknown
Jiangxi Tungsten Industry Group Co Ltd	Unknown
Japan New Metals Co Ltd	Unknown
Zhuzhou Cemented Carbide Group Co Ltd	Unknown

The Countries of Origin of gold, tantalum, tin and tungsten, or their derivatives, used by these processing facilities are believed to include:

Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, Central African Republic, Chile, China, Colombia, Cote D’Ivoire, Czech Republic, Democratic Republic of the Congo, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mexico, Mongolia, Mozambique, Myanmar, Netherlands, Nigeria, Papua New Guinea, Peru, Plurinational State of Bolivia, Portugal, Republic of Congo, Republic of Korea, Russian Federation, Rwanda, Sierra Leone, Singapore, South Africa, South Sudan, Spain, Suriname, Switzerland, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United Republic of Tanzania, United States of America, Vietnam, Zambia and Zimbabwe.